Exhibit 99.1

PureCycle Technologies Reports First Quarter

2026 Results

•
Ironton turnaround completed ahead of schedule and under budget
•
Record 8.4 million pounds of quarterly production
•
Fifth consecutive quarter of sequential revenue growth
•
Achieved final approval for commercialization of two Procter & Gamble (P&G) applications
•
Macro environment is increasingly favorable as virgin resin prices rise significantly more than recycled feedstock costs

ORLANDO, FLA., – May 6, 2026 – PureCycle Technologies, Inc. (Nasdaq: PCT) (“PureCycle” or the “Company”), a U.S.-based company revolutionizing plastic recycling, today announced results for the first quarter ending March 31, 2026.

First Quarter 2026 Highlights

Operations

•
Record quarter for production, surpassing the prior quarterly high; approximately 10 million pounds of feedstock throughput, also a new quarterly record
•
On-site compounding mechanically complete in April; focused on producing PureFive Choice™ resin for polypropylene (“PP”) film and thermoform applications
•
Ironton Facility turnaround completed ahead of schedule and tracking below budget; incorporated improvement projects targeting higher reliability, production rates, and product quality; product inventory built ahead of the outage to maintain customer shipments

Commercial

•
Fifth consecutive quarter of sequential revenue growth, with continued progress in the application pipeline and branded conversions across multiple product categories
•
Reaffirming 40-50MM lbs. of demand beginning to ramp in Q2/Q3; 20-25MM lbs. of demand beginning to ramp in Q3/Q4
•
PureFive® resin passed qualification for first P&G application and slated for first pellet delivery in Q2; PureFive® resin passed qualification for second application and expected to ship in 2H 2026; Joint product quality study with P&G showed PureCycle process leads to highest CosPaTox purity rating
•
New Jersey recycled content application is in review with NJ Department of Environmental Protection (NJDEP); continue to progress positive discussions with all levels of NJDEP and NJ government

Macro Environment

•
Global petrochemical supply disruption has increased both virgin resin and recycled feedstock costs; however, virgin PP prices have risen more than PureCycle’s feedstock costs, creating a more favorable environment for the pricing and marketability of recycled content
•
Rising virgin resin prices are also expected to improve co-product pricing dynamics

Growth

•
Thailand Facility currently on track for mechanical completion by end of 2027; expect to break ground in the second half of 2026; total investment currently expected to be approximately $250 million
•
Belgium Facility permits expected near year-end 2026; construction expected to begin in Q1 2027; mechanical completion by the end of 2028
•
Finalized documentation for the €40 million grant from the European Innovation Fund for the Belgium Facility construction
•
Gen-2 design work continues to progress with initial capacity and cost estimates remaining encouraging

Finance

•
Operations spending within $8–9 million monthly expectations; Q1 Company total of $27.4 million includes $1.3 million annual incentive compensation payout
•
Public and private warrants expiration date extended to March 17, 2027 with redemption trigger price reduced to $14.38 per share, consistent with the Series A warrants
•
Potential warrant proceeds totaling approximately $273 million; all warrants now share the same March 17, 2027 expiration date

Management Commentary

“Our commercial ramp remains on track for 2026. We achieved our internal sales plan in Q1, our fifth consecutive quarter of sequential revenue growth, and we’re seeing tangible momentum as our commercial pipeline converts into contracted demand,” said Dustin Olson, Chief Executive Officer of PureCycle Technologies. “Against a backdrop of improving macro tailwinds, we believe we’re entering a phase where execution and scale should increasingly differentiate our platform.”

Olson continued, “The current global petrochemical supply disruption is reinforcing the relative strength of our model. Virgin polypropylene prices have risen significantly more than our feedstock costs, which have seen only modest movement. This is narrowing the cost premium of recycled content versus virgin and accelerating customer urgency around securing supply.”

“This quarter we introduced a set of metrics that enable investors to more clearly evaluate our business and track our progress over time, said Donald Carpenter,” Chief Financial Officer of PureCycle Technologies. “This disclosure represents an important first step, and we intend to continuously refine and evaluate it as our financial performance evolves and matures.”

Financial Update

Financial Results

Net loss for Q1 2026 was $(33.4) million compared to net income of $8.8 million in Q1 2025. Adjusted EBITDA for Q1 2026 was $(30.9) million, compared to $(25.5) million in Q1 2025 primarily related to higher production-related costs due to the continued ramp-up in production that has occurred during 2026. Adjusted EBITDA is EBITDA adjusted for items affecting comparability. See the reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA that is provided at the end of this press release.

Cash and Liquidity

PureCycle ended Q1 with total liquidity of $131 million, which includes approximately $90 million in cash and cash equivalents, approximately $31 million of excess cash invested in marketable securities, and approximately $10 million in restricted cash, compared to total liquidity of approximately $182 million at the end of Q4 2025.

Operations spending of approximately $8.8 million per month in Q1 was within the $8–9 million per month expectations. There have been no changes made to the ongoing expectations. Q2 will include the Ironton Facility turnaround, which is tracking below budget, and such costs will remain separate from the operations spending rate.

Project Spend

First quarter project spend totaled approximately $14 million, below the $19–20 million quarterly expectations primarily due to timing. Fiscal year 2026 project spend expectations of $39–45 million are unchanged and the majority remains discretionary. Professional services spending on project development activities ran below quarterly expectations, primarily due to timing of engineering milestones, which we expect to partially catch up through the remainder of the year.

Capital Structure

The Company’s $200 million revolving credit facility remains undrawn and available through September 2027.

On April 16, 2026, the Company received consent from certain of its warrant holders to extend the public and private warrants to March 17, 2027 and reduce the redemption trigger price to $14.38 per share, consistent with the Series A warrants. Total potential warrant proceeds of approximately $273 million are now available through March 2027.

Equipment financing payments will step down during the second half of 2026, as existing lease agreements reach their scheduled maturities, reducing monthly capital costs.

The Company has approximately $75 million in revenue bonds available to monetize as market conditions allow.

The Company believes its available capital resources — including approximately $273 million in potential warrant proceeds, $75 million in available revenue bonds, the undrawn $200 million credit facility, and ongoing project financing efforts — provide multiple paths to address its capital needs.

Carpenter continued, “We are actively progressing our Thailand project financing and are encouraged by the alignment we are seeing as we work on finalizing the terms and conditions. We will provide updates as appropriate."

First Quarter 2026 Conference Call Details

Date: May 6, 2026
Time: 5:00 p.m. ET

Participant Link: PureCycle Technologies First Quarter 2026 Corporate Update

For participants interested in a listen-only webcast, please access the conference call using the above link. For a calendar reminder, please click HERE.

The conference call will have a live Q&A session. For analyst participants who would like to ask management a question after prepared remarks, please click HERE. You will receive a number and a unique access pin.

Following prepared remarks, management will try to answer investor questions submitted in advance. To submit a question, please send an e-mail to investorquestion@purecycle.com.

The corporate update will be available for replay by clicking HERE or through the Company’s website at www.purecycle.com. A replay of the conference call will be available after 8:00 p.m. Eastern Time until July 6, 2026.

PureCycle Contact

Christian Bruey

cbruey@purecycle.com

Investor Relations Contact

Eric DeNatale

edenatale@purecycle.com

About PureCycle Technologies

PureCycle Technologies LLC., a subsidiary of PureCycle Technologies, Inc., holds a global license for the only patented dissolution recycling technology, developed by The Procter & Gamble Company (P&G), that is designed to transform polypropylene plastic waste (designated as #5 plastic) into a continuously renewable resource. The unique purification process removes color, odor, and other impurities from #5 plastic waste resulting in our PureFive® resin that can be recycled and reused multiple times, changing our relationship with plastic. www.purecycle.com

Forward Looking Statements

This press release contains forward-looking statements, including statements about the continued execution of PureCycle’s business plan, PureCycle expected financial expenditures, future cash needs and availability of liquidity and the expected timing of significant construction milestones for PureCycle’s planned future facilities. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally relate to future events or PureCycle’s future financial or operating performance and may refer to projections and forecasts. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of PureCycle’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this press release. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in each of PureCycle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and PureCycle’s Quarterly Reports on Form 10-Q for various quarterly periods, those discussed and identified in other public filings made with the Securities and Exchange Commission by PureCycle and the following: PCT’s ability to obtain funding for our operations, future capital requirements and future growth, and to continue as a going concern; PCT’s ability to meet, continue to meet, and comply on an ongoing basis with, the numerous regulatory requirements applicable to its PureFive® resin both generally and in food-grade applications and, more broadly, the operations and construction of PCT’s facilities (including in the United States, Europe, Asia and other future international locations); expectations and changes regarding PCT’s strategies and future financial performance, including future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives, which could be impacted by significant changes to tariffs on foreign imports; the ability of PCT’s first commercial-scale recycling facility in Lawrence County, Ohio (the “Ironton Facility”) to be appropriately certified by Leidos (as defined below), following certain performance and other tests, and commence full-scale commercial operations in a timely and cost-effective manner, or at all; PCT’s ability to meet, and to continue to meet, the requirements imposed upon us and our subsidiaries by the funding for its operations, including the funding for the Ironton Facility and the Planned Facilities (as defined below); PCT’s ability to minimize or eliminate the many hazards and operational risks at its manufacturing facilities that can result in potential injury to individuals, disrupt PCT’s business, including interruptions or disruptions in operations at PCT’s facilities, and subject PCT to liability and increased costs; PCT’s ability to complete the necessary funding with respect to, and complete the construction of, the new polypropylene recycling facility in Thailand (the "Thailand Facility"), PCT’s first commercial-scale European plant located in Antwerp, Belgium (the "Belgium Facility"), and the purification facility to be built in Augusta, Georgia (the "Augusta Facility" and, together with the Thailand Facility and the Belgium Facility, the “Planned Facilities”) in a timely and cost-effective manner; PCT’s ability to procure, sort and process polypropylene plastic waste at our planned plastic waste prep facilities; PCT’s ability to maintain exclusivity under The Procter & Gamble Company license; the implementation, market acceptance and success of PCT’s business model and growth strategy, which includes PCT’s ability to bring a total of one billion pounds of installed polypropylene recycling capability online by 2030, and PCT’s ability to meet related construction, regulatory, and financing requirements; the ability to negotiate multi-year offtake agreements at appropriate margins to fund ongoing operations; the possibility that PCT may be adversely affected or potentially impacted by economic, business, and/or competitive factors, including interest rates, availability of capital, economic cycles, and other macro-economic impacts (such as tariffs); changes in the prices and availability of materials (such as steel and other materials needed for the construction of future Feed PreP and purification facilities), including those changes caused by inflation, tariffs and supply chain conditions, such as increased transportation costs and global conflicts, and our ability to obtain such materials in a timely and cost-effective manner; the ability to source feedstock with a high polypropylene content at a reasonable cost and the temporary spike in prices due to global conflicts such as the current conflict in the Middle East; the development of direct competitors in the recycled polypropylene segment that could impact the demand for PCT’s products; the outcome of any legal or regulatory proceedings to which PCT is, or may become, a party; geopolitical risk and changes in applicable laws or regulations; changes in the prices and availability of labor (including labor shortages), turnover in employees, and increases in employee-related costs; any business disruptions due to political or economic instability, pandemics, or armed hostilities (including the ongoing conflicts between Russia and Ukraine and various parties in the Middle East); and operational risks associated with the ability to operate the Ironton Facility and the Planned Facilities, as and when operative, at nameplate capacity.

PCT undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
Should one or more of these risks or uncertainties materialize or should any of the assumptions made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

– financial tables attached –

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

(Unaudited)

(in thousands, except per share data)	Q1 2026	Q1 2025
Revenues	$4,127	$1,580
Operating expenses
Cost of operations	31,394	24,002
Research and development	1,555	1,552
Selling, general and administrative	12,973	13,747
Total operating costs and expenses	45,922	39,301
Operating loss	(41,795)	(37,721)
Other expense/(income)
Interest expense	15,382	15,064
Interest income	(1,382)	(379)
Change in fair value of warrants	(22,997)	(56,669)
Other expense/(income), net	643	(4,569)
Total other income	(8,354)	(46,553)
Net (loss)/income	$(33,441)	$8,832

(Loss)/earnings per share
Basic	$(0.21)	$0.05
Diluted	$(0.21)	$0.05
Weighted average common shares
Basic	180,478	177,308
Diluted	180,478	178,506

Other comprehensive (loss)/income
Cumulative translation adjustment	$(254)	$(94)
Unrealized loss on debt securities available for sale	(16)	—
Total comprehensive (loss)/income	$(33,711)	$8,738

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share data)	March 31, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$90,213	$156,694
Debt securities available for sale	30,882	13,631
Restricted cash – current	508	1,984
Accounts receivable, net	3,825	2,007
Inventory	12,335	13,824
Prepaid expenses and other current assets	8,619	9,877
Total current assets	146,382	198,017
NONCURRENT ASSETS
Restricted cash – noncurrent	9,395	9,356
Operating lease right-of-use assets	66,937	54,226
Property, plant and equipment, net	660,269	657,752
Prepaid expenses and other noncurrent assets	3,024	3,315
TOTAL ASSETS	$886,007	$922,666

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$12,837	$9,247
Accrued expenses and other current liabilities	42,357	42,815
Accrued interest	6,041	7,805
Current portion of warrant liability	13,327	13,682
Current portion of long-term debt	3,426	6,446
Current portion of related party bonds payable	7,570	7,570
Total current liabilities	85,558	87,565
NONCURRENT LIABILITIES
Deferred revenue	5,000	5,000
Long-term debt, less current portion	265,386	263,355
Related party bonds payable, less current portion	87,886	86,343
Warrant liability, less current portion	22,507	45,149
Operating lease right-of-use liabilities	64,635	52,350
Series A Preferred Stock liability	33,308	29,606
Other noncurrent liabilities	4,299	2,710
TOTAL LIABILITIES	568,579	572,078

MEZZANINE EQUITY
Series B Convertible Perpetual Preferred Stock	310,004	304,701
STOCKHOLDERS’ EQUITY
Common Stock	181	180
Additional paid-in capital	857,200	861,953
Accumulated other comprehensive loss	(575)	(305)
Accumulated deficit	(849,382)	(815,941)
TOTAL STOCKHOLDERS’ EQUITY	7,424	45,887
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY	$886,007	$922,666

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)	Q1 2026	Q1 2025
Cash flows from operating activities
Net (loss)/income	$(33,441)	$8,832
Adjustments to reconcile net (loss)/income to net cash used in operating activities
Equity-based compensation	2,544	3,354
Change in fair value of warrants	(22,997)	(56,669)
Change in fair value of put option	1,563	(3,146)
Depreciation expense	7,379	7,350
Amortization of debt issuance costs and debt discounts	6,572	3,727
Operating lease amortization expense	1,169	1,119
Changes in operating assets and liabilities
Accounts receivable, net	(1,818)	(1,494)
Inventory	1,489	(660)
Prepaid expenses and other current assets	701	1,936
Prepaid expenses and other noncurrent assets	291	(13)
Accounts payable	(2,280)	(6,846)
Accrued expenses and other current liabilities	(2,218)	4,014
Accrued interest	(689)	531
Operating lease right-of-use liabilities	(919)	(903)
Net cash used in operating activities	(42,654)	(38,868)
Cash flows from investing activities
Purchase of property, plant and equipment	(3,432)	(15,004)
Purchase of debt securities, available for sale	(31,668)	—
Sale and maturity of debt securities, available for sale	14,450	—
Net cash used in investing activities	(20,650)	(15,004)
Cash flows from financing activities
Proceeds from issuance of Common Stock	—	33,152
Proceeds from issuance of revenue bonds to third parties	—	16,368
Proceeds from exercise and issuance of warrants	230	5,400
Payments on equipment financing	(1,136)	—
Payments to repurchase shares	(2,223)	(1,697)
Other financing activities	(1,485)	(3,400)
Net cash (used in)/provided by financing activities	(4,614)	49,823
Net decrease in cash and restricted cash	(67,918)	(4,049)
Cash and cash equivalents and restricted cash, beginning of period	168,034	41,511
Cash and cash equivalents and restricted cash, end of period	$100,116	$37,462

Reconciliation of cash and restricted cash
Cash and cash equivalents	$90,213	$22,482
Restricted cash – current	508	5,761
Restricted cash – noncurrent	9,395	9,219
Total cash and cash equivalents and restricted cash	$100,116	$37,462

Information Regarding Non-GAAP Financial Measures

The Company uses certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to supplement its financial statements. These non-GAAP financial measures provide additional information to investors to facilitate comparisons of past and present operating results, identify trends in our underlying operating performance, and offer greater transparency on how the Company evaluates its business activities. These measures are integral to the Company’s process for budgeting, managing operations, making strategic decisions and evaluating its performance.

The Company’s primary non-GAAP financial measures are EBITDA and Adjusted EBITDA. The Company defines EBITDA as net income before interest expense, interest income, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and other items that are not indicative of the Company’s core operating activities. These may include equity-based compensation expense and changes in the fair value of warrants and put options, and other financial items. The Company believes Adjusted EBITDA is valuable for investors and analysts as it provides additional insight into the Company’s operational performance, excluding the impacts of certain financing, investing, and other non-operational activities. This measure helps in comparing the Company’s current operating results with prior periods and with those of other companies in the Company’s industry. It is also used internally for allocating resources efficiently, assessing strategic decisions, and evaluating the performance of the Company’s management team.

There are limitations to Adjusted EBITDA, including its exclusion of cash expenditures, future requirements for capital expenditures and contractual commitments, and changes in the Company’s cash requirements for working capital needs. Adjusted EBITDA also omits significant interest expense and related cash requirements for interest and payments. While depreciation and amortization are non-cash charges, the associated assets will often need to be replaced in the future, and Adjusted EBITDA does not reflect the cash required for such replacements. Additionally, Adjusted EBITDA does not account for income or other taxes or necessary cash tax payments.

Investors should use caution when comparing the Company’s non-GAAP measure to similar metrics used by other companies, as definitions can vary. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for GAAP financial measures. In presenting EBITDA and Adjusted EBITDA, the Company aims to provide investors with an additional tool for assessing the operational performance of the Company’s business. It serves as a useful complement to the Company’s GAAP results, offering a more comprehensive understanding of the Company’s financial health and operational efficiencies. The table at the end of the press release provides a reconciliation from Net Income (Loss) to Adjusted EBITDA for the specified periods.

The following table reconciles GAAP net (loss)/income to Adjusted EBITDA (in millions):

	Q1 2026	Q1 2025
Net (loss)/income	($33.4)	$8.8
Plus: Interest expense	15.4	15.1
Less: Interest income	(1.4)	(0.4)
Plus: Income taxes	-	-
Plus: Depreciation and amortization	7.4	7.4
Adjustments:
Plus: Equity-based compensation	2.5	3.4
Less: Change in fair value of warrants	(23.0)	(56.7)
Plus/(Less): Change in fair value of put option	1.6	(3.1)
Adjusted EBITDA	($30.9)	($25.5)

Key Performance Indicators

	Q1 2026	Q4 2025	Q1 2025
Consolidated
Revenue ($MM)	$4.1	$2.7	$1.6
Monthly Ops. Spending ($MM)	$8.8	$8.2	$8.3

Ironton Purification
PureFive® Production (MM lbs)	8.4	7.5	4.3
Other Production (MM lbs)	1.3	1.0	0.6
Feedstock Processed (MM lbs)	10.0	8.6	5.1

Other Production includes Co-product 1, Co-product 2, and additional saleable volumes, net of material reprocessed back into the production stream. Represents recovered material intended for sale as commercial markets develop.

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